Exhibit 4.1

DESCRIPTION OF SECURITIES

Golden Ally Lifetech Group, Inc. (“we,” “our,” “us,” or the “Company”) has the following securities described below registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following summary of the terms of our capital stock is based upon our Amended and Restated Certificate of Incorporation (“Charter”) and our Amended and Restated Bylaws (“Bylaws”), in each case as amended and in effect on the date hereof. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the applicable provisions of our Charter and our Bylaws, which are filed as exhibits to our Annual Report on Form 10-K, of which this Exhibit 4.1 is a part, and are incorporated by reference herein. We encourage you to read our Charter, our Bylaws, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for more information.

Authorized Capital Stock

The authorized capital stock of the Company consists of 11,000,000,000 shares, of which 10,000,000,000 shares shall be common stock, par value $0.00001 per share (the “Common Stock”), and 1,000,000,000 shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”).

Each holder of our Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of the stockholders. Holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. If there is a liquidation, dissolution or winding up of our company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities. Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of Common Stock are fully paid and non-assessable. Holders of shares of our common stock are not liable for further calls or to assessments by us. The rights, powers, preferences and privileges of holders of common stock are subordinate to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which our board of directors may designate and issue in the future.

As of March 31, 2023, 1,000,000,000 shares of Convertible Series A Preferred Stock were outstanding. Each holder of Preferred Stock is entitled to ten (10) votes per share held on all matters submitted to the shareholders of the Corporation for a vote thereon. Each share of Series A Preferred Stock shall be convertible at the option of the holder into one (1) share of Common Stock.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our common stock for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our Common Stock will be at the discretion of our board of directors and will depend upon, among other factors, our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors may deem relevant.

The holders of Convertible Series A Preferred Stock shall be entitled to receive dividends or distributions on a pro-rata basis with the holders of Common Stock when and if declared by the Board of Directors of the Corporation. Dividends shall not be cumulative. No dividends or distributions shall be declared or paid or set apart for payment on the Common Stock unless dividends or distributions on the Convertible Series A Preferred Stock are likewise declared and paid or set apart for payment. No declared and unpaid dividends shall bear or accrue interest.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL which contains anti-takeover provisions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date that the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale or another transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions that are not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders

No Cumulative Voting

Under the DGCL, cumulative voting for the election of directors is not permitted unless a corporation’s certificate of incorporation authorizes cumulative voting. Our Charter does not provide for cumulative voting in the election of directors. Cumulative voting allows a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on our board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock the stockholder holds as compared to the number of seats the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover.

Stockholder Action by Written Consent

The DGCL generally provides that the affirmative vote of a majority of the shares entitled to vote on such matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws requires a greater percentage. Our Charter permits our board of directors to amend or repeal most provisions of our Bylaws by majority vote. Generally, our Charter may be amended by holders of a majority of the voting power of the then outstanding shares of our capital stock entitled to vote. The stockholder vote or consent with respect to an amendment of our Charter or Bylaws would be in addition to any separate class vote that might in the future be required under the terms of any series of preferred stock that might be outstanding at the time such a proposed amendment were submitted to stockholders. The DGCL and the provisions of our Bylaws generally permit stockholders owning the requisite percentage of shares of common stock necessary to approve an amendment to our Charter and Bylaws to act by written consent in lieu of a meeting of our stockholders.

Limitation of Liability and Indemnification of Officers and Directors

Our Bylaws provide indemnification, including advancement of expenses, to the fullest extent permitted under applicable law to any person made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was a director or officer of the company, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan. In addition, our Charter provides that our directors will not be personally liable to us or our stockholders for monetary damages for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our shareholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. This provision does not limit or eliminate our rights or the rights of any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, this provision does not limit the directors’ responsibilities under the DGCL or any other laws, such as the federal securities laws. Our Bylaws also permit the Company to obtain insurance that insures our directors and officers against certain losses and which insures us against our obligations to indemnify the directors and officers. We also have entered into indemnification agreements with our directors and executive officers.